[NATCO Group Logo] Press release

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NATCO Enters Into South East Asia Joint Venture Agreement

  Alliance with Malaysian Oil Service Company Scomi Group

  Venture to Pursue Expanding Market for CO2 Processing

  Partners to Leverage Technology and O&M Capabilities

Houston, Texas, USA (July 18, 2006): NATCO Group Inc. (NYSE: NTG) announced today that it has entered into a joint venture agreement with Scomi Group BHD (Bursa Malaysia: SCOMI) to pursue the expanding market for CO2 processing using NATCO's proprietary Cynara® membrane technology, used in the separation of carbon dioxide (CO2) from natural gas production streams, and Scomi's field services capabilities.

The joint venture will initially focus on the South East Asia market. It will have access under a new license agreement to other NATCO proprietary technologies, including oil treating and water injection applications, and the full range of support services offered by Scomi.

John U. Clarke, Chairman and Chief Executive Officer of NATCO, said, "Our joint venture with Scomi significantly advances our strategy of further deploying our membrane technology by our aligning with a highly regarded strategic partner with complementary objectives in a key market. The joint venture enhances our ability to satisfy local content requirements, lower fabrication and transportation costs and increase brand recognition in the region."

Clarke noted, "The South East Asia market is large and expanding. It offers two significant, near-term strategic opportunities which will serve as the initial focus of the joint venture. The first is utilizing NATCO's membrane technology and related production systems expertise to separate high concentrations of naturally occurring CO2 to be produced from prolific natural gas fields currently under, or planned for future, development. The most recent example is the previously announced $46.4 million CPOC project in the joint development area offshore of Thailand and Malaysia which was awarded to NATCO in June based on our proprietary systems and the provision of key local content."

Clarke added, "The second opportunity is to utilize our membrane technology in enhanced oil recovery from mature fields offshore Malaysia and in other countries in the region. In much the same way that we support the CO2 flood operation of the SACROC field in West Texas, our technology also can be used to optimize field hydrocarbon recoveries."

Clarke concluded by saying, "The joint venture with Scomi facilitates our stated objective of accelerating our growth through strategic alliances with industry leaders. Such arrangements allow us to leverage our technologies globally without incurring the delay or significant front-end costs associated with new market development."

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for nearly 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, revenue, earnings and segment profit guidance and discussions regarding hurricane impacts, markets and demand for our products. These statements may differ materially from actual future events or results. Further, bookings and backlog are not necessarily indicative of future results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.